Term Sheet To underlying supplement No. 1 dated October 1, 2012, product supplement AZ dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Term Sheet No. 2223AZ Registration Statement No. 333-184193 Dated October 1, 2014; Rule 433
Deutsche Bank
Structured Investments	Deutsche Bank AG $ Knock-Out Notes Linked to the Least Performing of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index due October 6*, 2016
General
•
The notes are designed for investors who seek a return at maturity linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index (each, an “Underlying”). If the Final Level of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Initial Level, investors will be entitled to receive at maturity a return on the notes equal to the greater of (a) the Contingent Minimum Return of 32.50% and (b) the Underlying Return of the Laggard Underlying. If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Knock-Out Level (75.00% of its Initial Level), for each $1,000 Face Amount of notes, investors will be entitled to receive at maturity the Face Amount. However, if the Final Level of the Laggard Underlying is less than its Knock-Out Level, a Knock-Out Event has occurred and, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The notes do not pay any coupons or dividends. If a Knock-Out Event has occurred, meaning that at least one Underlying is less than its Knock-Out Level, investors should be willing to lose a significant portion or all of their initial investment. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due October 6*, 20162
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about October 2*, 2014 (the “Trade Date”) and are expected to settle on or about October 7*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:		Ticker Symbol	Initial Level**	Knock-Out Level**
	S&P 500® Index	SPX
	EURO STOXX 50® Index	SX5E
	Russell 2000® Index	RTY
**The actual Initial Levels and Knock-Out Levels will be determined on the Trade Date.
Issue Price:	100% of the Face Amount
Knock-Out Event:	A Knock-Out Event occurs if the Final Level of the Laggard Underlying is less than its Knock-Out Level.
Knock-Out Level:	For each Underlying, 75.00% of the Initial Level of such Underlying, as set forth in the table above
Payment at Maturity:
•      If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return of the Laggard Underlying)
•      If the Final Level of the Laggard Underlying is less than its Initial Level, but a Knock-Out Event has not occurred (meaning the Final Level of the Laggard Underlying is greater than or equal to its Knock-Out Level), you will be entitled to receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of notes.

•      If a Knock-Out Event has occurred (meaning the Final Level of the Laggard Underlying is less than its Knock-Out Level), you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If a Knock-Out Event has occurred, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Contingent Minimum Return:	32.50%. The actual Contingent Minimum Return will be determined on the Trade Date and will not be less than 32.50%.
Laggard Underlying:
The Underlying with the lowest Underlying Return on the Final Valuation Date.  If the calculation agent determines that any two or all three of the Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate one of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the performance of the Underlying from its Initial Level to its Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
The Underlying Return for each Underlying may be positive, zero or negative.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Trade Date:	October 2*, 2014
Settlement Date:	October 7*, 2014
Final Valuation Date1:	October 3*, 2016
Maturity Date2:	October 6*, 2016
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RRA3 / US25152RRA31
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the notes remains the same.
1 The Final Valuation Date for each Underlying will be separately adjusted in accordance with the provisions set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2 If, due to a market disruption event occurring with respect to an Underlying or otherwise, the Final Valuation Date for the Underlying is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following the Final Valuation Date, as postponed, to occur for the Underlyings. In addition, the Maturity Date is subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $951.00 to $971.00 per $1,000 Face Amount of notes, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on the following page of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
(2)  Please see “Supplemental Plan of Distribution” in this term sheet for more information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
October 1, 2014

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement AZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement AZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005095/crt-dp33019_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Laggard Underlying?

The following table illustrates a range of hypothetical payments at maturity on the notes. The table and the hypothetical examples below reflect, for each Underlying, the Knock-Out Level of 75.00% of the Initial Level for such Underlying.  The actual Initial Level and Knock-Out Level for each Underlying will be determined on the Trade Date.  The results set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on whether or not a Knock-Out Event occurs, which will depend on whether the Final Level of the Laggard Underlying is less than its Knock-Out Level, and the Underlying Return of the Laggard Underlying, which will be based on the performance of the Laggard Underlying as measured on the Final Valuation Date.  The numbers appearing in the table and examples below may have been rounded for ease of analysis. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purpose of calculating the Payment at Maturity.

Underlying Return of the Laggard Underlying (%)	Return on the Notes (%)	Payment at Maturity ($)
100.00%	100.00%	$2,000.00
90.00%	90.00%	$1,900.00
80.00%	80.00%	$1,800.00
70.00%	70.00%	$1,700.00
60.00%	60.00%	$1,600.00
50.00%	50.00%	$1,500.00
40.00%	40.00%	$1,400.00
32.50%	32.50%	$1,325.00
30.00%	32.50%	$1,325.00
20.00%	32.50%	$1,325.00
15.00%	32.50%	$1,325.00
10.00%	32.50%	$1,325.00
0.00%	32.50%	$1,325.00
-10.00%	0.00%	$1,000.00
-15.00%	0.00%	$1,000.00
-20.00%	0.00%	$1,000.00
-25.00%	0.00%	$1,000.00
-30.00%	-30.00%	$700.00
-40.00%	-40.00%	$600.00
-50.00%	-50.00%	$500.00
-60.00%	-60.00%	$400.00
-70.00%	-70.00%	$300.00
-80.00%	-80.00%	$200.00
-90.00%	-90.00%	$100.00
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: The Final Levels of all the Underlyings are greater than their respective Initial Levels and the Underlying Return of the Laggard Underlying is 40.00%.  Because the Final Level of the Laggard Underlying is greater than its Initial Level and the Underlying Return of the Laggard Underlying is greater than the Contingent Minimum Return of 32.50%, the investor receives the Underlying Return of the Laggard Underlying on the notes. Accordingly, the investor receives a Payment at Maturity of $1,400.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return of the Laggard Underlying)
$1,000 + ($1,000 x 40.00%) = $1,400.00

Example 2: The Final Levels of all of the Underlyings are greater than their respective Initial Levels and the Underlying Return of the Laggard Underlying is 10.00%.  Because the Final Level of the Laggard Underlying is greater than its Initial Level and the Underlying Return of the Laggard Underlying is less than the Contingent Minimum Return of 32.50%, the investor receives the Contingent Minimum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,325.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return of the Laggard Underlying)
$1,000 + ($1,000 x 32.50%) = $1,325.00

Example 3: The Final Levels of all of the Underlyings are greater than their respective Knock-Out Levels and the Underlying Return of the Laggard Underlying is -10.00%.  Because the Final Level of the Laggard Underlying is greater than its Knock-Out Level, a Knock-Out Event has not occurred.  Because the Final Level of the Laggard Underlying is less than its Initial Level but a Knock-Out Event has not occurred, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 4: The Final Levels of two Underlyings are greater than their respective Knock-Out Levels, but the Final Level of the Laggard Underlying is less than its Knock-Out Level, resulting in an Underlying Return of -40.00%. In this circumstance, even though the Final Levels of the other two Underlyings are greater than their respective Knock-Out Levels, because the Knock-Out Event is determined solely by reference to the performance of the Laggard Underlying and the Final Level of the Laggard Underlying is less than its Knock-Out Level, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred, the investor receives the Underlying Return of the Laggard Underlying on the notes. As a result, the investor receives a Payment at Maturity of only $600.00 per $1,000 Face Amount of notes, resulting in a loss of 40.00% on the notes, calculated as follows.

$1,000 + ($1,000 x Underlying Return)
$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

•
UNCAPPED APPRECIATION POTENTIAL — The notes are linked to the performance of the Laggard Underlying. If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, for each $1,000 Face Amount of notes, you will be entitled to receive at maturity the Face Amount plus a return equal to the greater of (i) the Contingent Minimum Return and (ii) the Underlying Return of the Laggard Underlying. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — If the Final Level of the Laggard Underlying is less than its Initial Level, but a Knock-Out Event has not occurred (meaning the Final Levels of all of the Underlyings are greater than or equal to their respective Knock-Out Levels), you will be entitled to receive at maturity the Face Amount per $1,000 Face Amount of notes. However, if a Knock-Out Event has occurred, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the notes.

•
RETURN LINKED TO THE LEAST PERFORMING OF THREE UNDERLYINGS — The return on the notes, which may be positive, zero or negative, is linked to the performance of the least performing of the S&P 500® Index, Russell 2000® Index and EURO STOXX 50® Index, as described herein. Any payment on the notes you receive at maturity will be determined solely by reference to the performance of the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in any or all of the Underlyings or in any of the components of the Underlyings.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and the Underlying Return of the Laggard Underlying.  If the Final Level of the Laggard Underlying is less than its Knock-Out Level, a Knock-Out Event occurs and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO THE CONTINGENT MINIMUM RETURN IF THE FINAL LEVEL OF THE LAGGARD UNDERLYING IS LESS THAN ITS INITIAL LEVEL— If the Final Level of the Laggard Underlying is less than its Initial Level, you will not be entitled to receive the Face Amount per $1,000 Face Amount of notes and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

•
YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING —All determinations of the Payment at Maturity will be determine solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of any other Underlyings.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the notes is not linked to a basket consisting of the Underlyings. Rather, any payment on the notes will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlyings.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your initial investment in the notes.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•
INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE STOCKS COMPOSING THE UNDERLYINGS — The return on your notes may not reflect the return you would have realized if you had directly invested in the stocks composing the Underlyings. For instance, your return on the notes is solely dependent on the performance of the Laggard Underlying without taking into consideration the performance of any other Underlyings.

•
IF THE LEVEL OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from levels of the Underlyings. Changes in the levels of the Underlyings may not result in a comparable change in the value of your notes.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks composing the Underlyings would have.

•
THE UNDERLYINGS REFLECT THE PRICE RETURN OF THE STOCKS COMPOSING EACH UNDERLYING, NOT A TOTAL RETURN — The Underlyings reflect the changes in the market prices of the stocks composing each Underlying. The Underlyings are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks.

•
THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — THE EURO STOXX 50® Index includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the notes are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the EURO STOXX 50® Index and the value of your notes. Furthermore, there are risks associated with investments in notes linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the EURO STOXX 50® Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

•
WE ARE ONE OF THE COMPANIES THAT MAKE UP THE EURO STOXX 50® INDEX — We are one of the companies that make up the EURO STOXX 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the EURO STOXX 50® Index, or your notes. None of the other companies represented in the EURO STOXX 50® Index will be involved in the offering of the notes in any way. Neither they nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

•
THE UNDERLYING RETURN OF THE EURO STOXX 50® INDEX WILL NOT BE ADJUSTED FOR CHANGES IN THE EURO RELATIVE TO THE U.S. DOLLAR —The EURO STOXX 50® Index is composed of stocks denominated in Euros. Because the level of the EURO STOXX 50® Index is also calculated in Euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro strengthens or weakens relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return on the notes at maturity.

•
THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Russell 2000® Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•
PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the notes may bear little relation to the historical closing levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this term sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Underlyings have increased since the Trade Date.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the levels of the Underlyings will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the composition of the Underlyings;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the stocks composing the Underlyings and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•
WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlyings to which the notes are linked.

•
POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time.  The calculation agent will also be responsible for determining whether a Knock-Out Event and/or a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date could adversely affect the levels of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graphs sets forth the historical performances of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index from September 29, 2009 through September 29, 2014. The closing level of the S&P 500® Index on September 29, 2014 was 1,977.80. The closing level of the EURO STOXX 50® Index on September 29, 2014 was 3,186.95. The closing level of the Russell 2000® Index on September 29, 2014 was 1,117.907. The graphs show a hypothetical Knock-Out Level equal to 75.00% of (i) with respect to the S&P 500® Index, 1,977.80, which was the closing level of the S&P 500® Index on September 29, 2014, (ii) with respect to the EURO STOXX 50® Index, 3,186.95, which was the closing level of the EURO STOXX 50® Index on September 29, 2014 and (iii) with respect to the Russell 2000® Index, 1,117.907, which was the closing level of the Russell 2000® Index on September 29, 2014. The actual Initial Level and Knock-Out Level for each Underlying will be determined on the Trade Date. We obtained the historical closing levels of the Underlyings below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Underlying on the Final Valuation Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.